Exhibit 3.233

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

TREH/KREC COSTA MESA, LLC

1.	The name of the limited liability company is TREH/KREC Costa Mesa, LLC (the “Company”).

2.	The Certificate of Formation of the Company is hereby amended as follows:

The first Article of the Certificate of Formation is hereby amended to read in its entirety as follows:

“FIRST: The name of the limited liability is 501 N. Orange Holdco, LLC”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 2nd day of September, 2015.

/s/ Murray McQueen
Murray McQueen
Authorized Person